Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-141227, 333-199734, 333-215624, 333-266515) on Form S-8 and (No.333-260062) on Form S-3 of our reports dated February 29, 2024, with respect to the consolidated financial statements of Allegiant Travel Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 29, 2024